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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________

                                  FORM 8-A/A

               For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or 12(g) of the
                        Securities Exchange Act of 1934

                              BJ SERVICES COMPANY
            (Exact name of registrant as specified in its charter)
                               ________________

           Delaware                                 63-0084140
    (State of incorporation                      (I.R.S. Employer
        or organization)                        Identification No.)


      5500 Northwest Central Drive                        77092
              Houston, Texas
 (Address of principal executive offices)               (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                 Name of each exchange on which
        to be so registered                 each class is to be registered
        -------------------                 ------------------------------

            Common Stock,                      New York Stock Exchange
     $0.10 par value per share

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[x]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[_]

Securities Act registration statement file number to which this form relates:
______(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

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       ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Item 1 is hereby deleted and replaced in its entirety by the following:

                         DESCRIPTION OF CAPITAL STOCK

     The following statements are brief summaries of certain provisions relating to the capital stock of BJ Services Company ("BJ Services" or the "Company") and are qualified in their entirety by reference to the provisions of the Certificate of Incorporation (the "Charter") and Bylaws of BJ Services, each as amended, which are incorporated by reference as exhibits hereto.

     The authorized capital stock of BJ Services consists of 380,000,000 shares of common stock, par value $0.10 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share, including 200,000 currently authorized shares of Series A Junior Participating Preferred Stock, par value $1.00 per share ("Preferred Stock"), issuable upon exercise of the Company's preferred share purchase rights ("Rights"). The following description of the capital stock of BJ Services does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of BJ Services' Charter and Bylaws, the Certificate of Designation for the Preferred Stock and the Amended and Restated Rights Agreement dated as of September 26, 1996, as amended, which is between BJ Services and the rights agent named therein. The information herein is qualified in its entirety by this reference.

COMMON STOCK

     BJ Services is authorized by its Charter to issue 380,000,000 shares of Common Stock, of which 160,484,120 shares were issued and outstanding as of September 30, 2001. Each outstanding share of Common Stock includes one-quarter of an associated Right. As of September 30, 2001, there were no shares of Preferred Stock issued or outstanding.

     The holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Company's Bylaws provide that, in general, when a quorum is present at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and entitled to vote shall decide questions brought before such meeting (except as otherwise required by statute or the Company's Charter or Bylaws). See "Certain Anti-takeover Provisions." The Common Stock does not have cumulative voting rights.

     Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by BJ Services' Board of Directors, and in the distribution of any assets in the event of liquidation, subject in all cases to any prior claims and prior rights of outstanding shares of preferred stock. The shares of Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable.

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PREFERRED STOCK

     Pursuant to its Charter, BJ Services is authorized to issue 5,000,000 shares of preferred stock, and BJ Services' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. A Certificate of Designation has been filed with the Secretary of State of the State of Delaware with respect to the Preferred Stock authorized by the Board of Directors. The Preferred Stock, which is issuable under certain circumstances upon exercise of the Rights, includes dividend, liquidation and voting rights that would limit or qualify the rights of the holders of the Common Stock. BJ Services has filed a Registration Statement on Form 8-A/A (Commission file number 1-10570), including descriptions of the Rights and the Preferred Stock, and such descriptions are incorporated herein by reference. The Board of Directors could establish and authorize the issuance of additional preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of the Common Stock or other series of preferred stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of the Company's Charter and Bylaws summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a payment of a premium over the market price for the shares held by stockholders.

     Classified Board of Directors. The Board of Directors of BJ Services is divided into three classes that are elected for staggered three-year terms. Stockholders may only remove a director for cause.

     Preferred Stock. Pursuant to the provisions of its Charter, BJ Services' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as have been or may be established could have the effect of impeding or discouraging the acquisition of control of BJ Services.

     Fair Price Provision. The Charter contains a "fair price" provision that requires the approval of holders of not less than 75% of the outstanding shares of voting stock of BJ Services (including not less than 66 2/3% of the outstanding shares of voting stock not owned, directly or indirectly, by persons who are Related Persons (as defined below)) as a condition for mergers, consolidations and certain other business combinations involving BJ Services and any Related Person; provided that the 66 2/3% voting requirement is not applicable if the business combination is approved by the holders of not less than 90% of the outstanding shares of voting stock of BJ Services. Related Persons include the holder of 10% or more of BJ Services' outstanding voting stock and any associate or affiliate of such person.

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     The 75% voting requirement of the "fair price" provision is not applicable to a business combination involving a holder of 10% or more of BJ Services' outstanding voting stock if the acquisition by such holder of such stock or the business combination is approved in advance of such person's becoming a holder of 10% of BJ Services' outstanding voting stock by not less than 75% of the directors of BJ Services then holding office or the following conditions are met: (i) the transaction is a merger or consolidation proposed to occur within one year of the time such holder acquired 10% of BJ Services' outstanding voting stock and the price to be paid to holders of Common Stock is at least as high as the highest price per share (with appropriate adjustments) paid by such holder in acquiring any of its holdings of Common Stock, (ii) the consideration to be paid in the transaction is cash or the same form of consideration paid by such holder to acquire a majority of its holdings of Common Stock, (iii) between the date of the acquisition by such holder of 10% of BJ Services' outstanding voting stock and the transaction there has been no failure to declare and pay preferred stock dividends and no reduction in Common Stock dividends, with appropriate adjustments (except as approved by a majority of the unaffiliated directors), no further acquisition of voting stock by such holder, and no benefit, direct or indirect, received by such holder through loans or other financial assistance from BJ Services or tax credits or other tax advantages provided by BJ Services, and (iv) a proxy statement shall have been mailed to stockholders of record at least 30 days prior to the consummation of the business combination for the purpose of soliciting stockholder approval of such business combination.

     Action by Written Consent; Special Meetings; Bylaw Amendments; and Other. The Charter further provides that (i) stockholders may act only at an annual or special meeting of stockholders and may not act by written consent; (ii) special meetings of stockholders can be called only by BJ Services' Board of Directors;
(iii) a 75% vote of the outstanding voting stock is required for the stockholders to amend BJ Services' Bylaws; and (iv) a 75% vote of the outstanding voting stock is required to amend the Charter with respect to certain matters, including, without limitation, the matters set forth in clauses
(i) and (iii) above and the 75% voting requirement required for certain business combinations described in the preceding paragraph.

     Advance Notice for Board Nominees. BJ Services' Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors of BJ Services or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of BJ Services.

     Delaware Section 203. BJ Services is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of

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the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

ITEM 2.  EXHIBITS.

     The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

  Exhibit
  Number                             Description of Exhibit
  ------                             ----------------------
    3.1 Certificate of Incorporation, as amended as of April 13, 1995 (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and incorporated herein by reference).

    3.2 Certificate of Amendment to Certificate of Incorporation, dated January 22, 1998 (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and incorporated herein by reference).

    3.3 Certificate of Designation of Series A Junior Participating Preferred Stock, as amended (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1996 and incorporated herein by reference).

    3.4 Certificate of Amendment to Certificate of Incorporation, dated May 10, 2001 (filed as Exhibit 3.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference).

    3.5 Amended and Restated Bylaws of the Company, as of September 27, 2001 (filed as Exhibit 3.5 to the Company's Form 8-A/A with respect to the Company's preferred share purchase rights and incorporated herein by reference).

    4.1     Specimen form of certificate for the Common Stock (filed as Exhibit
            4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-35187) and incorporated herein by reference).

    4.2 Amended and Restated Rights Agreement dated September 26, 1996, between the

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  Exhibit
  Number                             Description of Exhibit
  ------                             ----------------------
            Company and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.1 to the Company's Form 8-K dated October 21, 1996 and incorporated herein by reference).

    4.3 First Amendment to Amended and Restated Rights Agreement and Appointment of Rights Agent, dated March 31, 1997, among the Company, First Chicago Trust Company of New York and The Bank of New York (filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 1997 and incorporated herein by reference).

    4.4 Indenture among BJ Services Company, BJ Services Company, U.S.A., BJ Services Company Middle East, BJ Service International, Inc. and Bank of Montreal Trust Company, Trustee, dated as of February 1, 1996, which includes the form of 7% Notes due 2006 (the "7% Notes") and Exhibits thereto (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Reg. No. 333-02287) and incorporated herein by reference).

    4.5     Supplemental Indenture with respect to the 7% Notes (filed as
            Exhibit 4.5 to the Company's Form 8-A/A with respect to the Company's preferred share purchase rights and incorporated herein by reference).

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                                   Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   BJ Services Company


                                   By: /s/ Margaret Shannon
                                       ---------------------
                                       Margaret Shannon
                                       Vice President and General Counsel


Date: November 14, 2001

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                               Index to Exhibits

  Exhibit
  Number                            Description of Exhibit
  ------                            ----------------------

    3.1 Certificate of Incorporation, as amended as of April 13, 1995 (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and incorporated herein by reference).

    3.2 Certificate of Amendment to Certificate of Incorporation, dated January 22, 1998 (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and incorporated herein by reference).

    3.3 Certificate of Designation of Series A Junior Participating Preferred Stock, as amended (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended September 30, 1996 and incorporated herein by reference).

    3.4 Certificate of Amendment to Certificate of Incorporation, dated May 10, 2001 (filed as Exhibit 3.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference).

    3.5 Amended and Restated Bylaws of the Company, as of September 27, 2001 (filed as Exhibit 3.5 to the Company's Form 8-A/A with respect to the Company's preferred share purchase rights and incorporated herein by reference).

    4.1     Specimen form of certificate for the Common Stock (filed as Exhibit
            4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-35187) and incorporated herein by reference).

    4.2 Amended and Restated Rights Agreement dated September 26, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.1 to the Company's Form 8-K dated October 21, 1996 and incorporated herein by reference).

    4.3 First Amendment to Amended and Restated Rights Agreement and Appointment of Rights Agent, dated March 31, 1997, among the Company, First Chicago Trust Company of New York and The Bank of New York (filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 1997 and incorporated herein by reference).

    4.4 Indenture among BJ Services Company, BJ Services Company, U.S.A., BJ Services Company Middle East, BJ Service International, Inc. and Bank of Montreal Trust Company, Trustee, dated as of February 1, 1996, which includes the form of 7% Notes due 2006 (the "7% Notes") and Exhibits thereto (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Reg. No. 333-02287) and incorporated herein by reference).

    4.5     Supplemental Indenture with respect to the 7% Notes (filed as
            Exhibit 4.5 to the Company's Form 8-A/A with respect to the Company's preferred share purchase rights and incorporated herein by reference).